Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

Transocean Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Shares, par value CHF 0.10	Rule 457(c)	9,891,980	$8.14	$80,520,717.20	0.00011020	$8,873.39	–	–	–	–
Fees Previously Paid	–	–	–	–	–	–	–	–	–	–	–	–
Carry Forward Securities
Carry Forward Securities	–	–	–	–	–	–	–	–	–	–	–	–
	Total Offering Amounts					$80,520,717.20		$8,873.39
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$8,873.39

(1)

The registrant is hereby registering the sale by the selling securityholder of up to 9,891,980 shares, par value CHF 0.10, of Transocean Ltd. (the “Shares”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such number of Shares registered hereby shall include an indeterminate number of Shares that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the average of the high and low trading price per share of the shares on the New York Stock Exchange on September 22, 2023.